Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126932 on Form S-3, 333-139916 on Form S-3MEF, 333-91577 on Form S-4 and 333-43787, 333-89008, 333-95901, 333-105938, 333-114398, 333-118322, 333-120395, 333-126982, 333-130270 and 333-138716 on Form S-8 of our report relating to the financial statements of Iron Mountain Incorporated dated March 1, 2007 (except for Note 5 as to which the date is May 10, 2007) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in this Current Report on Form 8-K dated May 10, 2007 of Iron Mountain Incorporated.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 10, 2007